Exhibit 10.2

AMENDMENT TO

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT, dated as of August 24, 2009, to Amended and Restated Executive Employment Agreement, dated as of December 31, 2008, between David W. Carlson (“Executive”) and GameStop Corp. (the “Company”) (such agreement, the “Original Agreement”). (Defined terms used herein shall have the respective meanings ascribed thereto in the Original Agreement.)

WHEREAS, effective as of the date hereof, Executive has voluntarily agreed to modify his position and duties and will no longer be Chief Financial Officer of the Company; and

WHEREAS, as a result, the Parties desire to modify the Original Agreement as provided below;

NOW, THEREFORE, the Parties hereby agree that the Original Agreement shall be modified as follows:

1.         Executive’s Position/Duties. From the date hereof through February 27, 2010 (the “EVP Period”), Executive shall be an Executive Vice President of the Company. From February 28, 2010 through March 3, 2012 (the “VP Period”), Executive shall be a Vice President of the Company. For each such period, Executive shall perform such duties as designated by the Chief Executive Officer or Chief Operating Officer of the Company. Executive’s employment with the Company shall automatically terminate effective March 3, 2012, without further notice on the part of either Party, and with no subsequent renewal terms.

2.	Compensation.

(a)       Base Salary. For the EVP Period, Executive’s annual Base Salary shall be $500,000 and for the VP Period, Executive’s annual Base Salary shall be $250,000.

(b)       Bonuses/Distributions. Executive shall continue to receive any bonus to which he would otherwise be entitled for the Company’s fiscal year ending January 30, 2010, as and when due and payable. Thereafter, Executive shall no longer be entitled to receive any bonus other than at the sole discretion of the Board.

(c)       Benefits. Executive shall be entitled to all benefits he would otherwise be entitled to receive, except that Executive shall not participate in any incentive plan of the Company, including without limitation incentive plans under which the Company grants restricted shares and/or stock options, whether annually or periodically, other than at the sole discretion of the Board. Following Executive’s March 3, 2012 employment termination date, (i) Executive shall be entitled to applicable COBRA continuation of his medical benefits at his expense, and (ii) for any of his vested stock options that then remain unexercised, Executive shall have until the earlier of the expiration date of the applicable option or 90 days to exercise such option, with all vested options not exercised within such period being thereafter forfeited.

3.         Compensation and Benefits Upon Termination. If Executive’s employment is terminated under the circumstances described in Sections 5(a) or 5(c) of the Original Agreement, Executive shall be entitled to: (i) a lump sum cash severance payment in an amount equal to all unpaid Base Salary and bonuses (if any) that would have otherwise been due to Executive under this Amendment through March 3, 2012, such payment to be made within 30 days following Executive’s employment termination date; and (ii) the medical benefits set forth in Section 5(c)(iii) of the Original Agreement. The severance payment referred to in (i) above shall be in lieu of any payment referred to in Section 5(c)(i) and (ii) of the Original Agreement.

4.         Protective Covenants. Clause (ii) of each of Sections 10(b), 10(c) and 10(d) of the Original Agreement shall hereafter read “”(ii) two years after Executive’s employment with the Company ceases.”

5.         Miscellaneous. Executive’s address for purposes of Section 12 of the Original Agreement shall be the address set forth below. Except as modified by this Amendment mutatis mutandis, all terms and conditions set forth in the Original Agreement shall continue to apply and remain unchanged and in full force and effect, and any reference in the Original Agreement to “this Agreement” shall mean the Original Agreement as modified by this Amendment.

IN WITNESS HEREOF, the Parties have executed this Amendment as of the date first above written.

EXECUTIVE:

/s/ David W. Carlson
David W. Carlson

Address:
3401 Lee Parkway, #2002 Dallas, TX 75219

THE COMPANY:

GAMESTOP CORP.

By:	/s/ Daniel A. DeMatteo
Name	Daniel A. DeMatteo
Title:	Chief Executive Officer

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